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FORM 3                                                   OMB APPROVAL
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                                              OMB Number:              3235-0287
                                              Expires:        September 30, 1998
                                              Estimated average burden hours per
                                              response.......................0.5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
  Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Response)
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1. Name and Address of Reporting Person*

      Marakovic             Nino             Nikola
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      (Last)                (First)         (Middle)

991 Folsom Street
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                                    (Street)

     San Francisco         CA                 94107
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     (City)                (State)            (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

    06/19/02

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

    meVC Draper Fisher Jurvetson Fund I, Inc.

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [_]  Director                         [_]  10% Owner
   [X]  Officer (give title below)       [_]  Other (specify below)

                                    Secretary
                                      (MVC)

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [x] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

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             Table I - Non-Derivative Securities Beneficially Owned
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
 1. Title of Security              2. Amount of Securities      3. Ownership            4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                        Beneficially Owned           Form: Direct            (Instr. 5)
                                      (Instr. 4)                   (D) or Indirect
                                                                   (I) (Instr. 5)
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
Common Stock                       2,395 Shares                 Direct                  1,825 shares in Joint Brokerage account
                                                                                        with Spouse and 570 shares in IRA account
                                                                                        in name of Self
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
*    If the form is filed by more than one reporting person, see Instruction 5(b)(v).                              SEC 1474 (7-96)

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               Table II - Derivative Securities Beneficially Owned
         ( e.g. puts, calls, warrants, options, convertible securities)
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
 1. Title of Derivative   2. Date Exercisable     3. Title and Amount of     4. Conversion or    5. Ownership       6. Nature of
    Security                 and Expiration Date     Securities Underlying      Exercise Price      Form of            Indirect
    (Instr. 4)               (Month/Day/Year)        Derivative Security        of Derivative       Derivative         Beneficial
                                                                                Security            Security:          Ownership
                                                                                                    Direct (D)         (Instr. 5)
                                                                                                    or Indirect
                                                                                                    (I) (Instr. 5)
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                           Date         Expiration       Title     Amount or
                           Exercisable  Date                       Number of
                                                                   Shares
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
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

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** Signature or Reporting Person                 Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473(7-96)